Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated August 17, 2010

A Passion to Perform
Deutsche Bank

Commodity Exchange Traded Notes

Description
The PowerShares DB Commodity Double Long Exchange Traded Note (Symbol: DYY),
PowerShares DB Commodity Long Exchange Traded Note (Symbol: DPU), PowerShares DB
Commodity Short Exchange Traded Note (Symbol: DDP) and PowerShares DB Commodity
Double Short Exchange Traded Note (Symbol: DEE) (collectively, the "PowerShares
DB Commodity ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index.

All of the PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index[TM] (the "Index") which is designed to reflect the performance of certain wheat, corn, light sweet crude oil, heating oil, gold and aluminum futures contracts plus the returns from investing in 3 month United States Treasury Bills. The Long and Double Long ETNs are based on the Optimum Yield[TM] version of the Index and the Short and Double Short ETNs are based on the standard version of the Index. The Optimum Yield[TM] version of the Index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying flexible roll rules to pick a new futures contract when a contract expires. The standard version of the Index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a pre-defined expiration date.

Investors can buy and sell PowerShares DB Commodity ETNs at market price on the
NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB Commodity ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to
$0.03 per security.

Fact Sheet
Prospectus

Index History(1)
[GRAPHIC OMITTED]
Source: DB / Bloomberg

Long Index Weights
As Of: 16-Aug-2010
Contract           Contract Expiry     Date Weight %
Light Crude        21-Jun-2011              32.24
Heating Oil        31-May-2011              18.95
Corn               14-Dec-2010              11.61
Gold               27-Oct-2010              11.8
Aluminium          17-Nov-2010              13.85
Wheat              14-Jul-2011              11.56

DEE Financial Details
Ticker: DEE
---------------------------------
Last Update           17-Aug-2010
                      10:30 AM
---------------------------------
Price
---------------------------------
DEE Index Level*      357.34809
---------------------------------
Indicative Intra-day  51.62
Value**
---------------------------------
Last end of day       52.40313
Value***
---------------------------------
Last date for end     16-Aug-2010
of day Value
---------------------------------
Data Source: www.nyse.com (Data delayed 20 minutes)
---------------------------------
* Indicative intra-day and Index closing
** Indicative intra-day value of the DEE
*** Last end of day DEE RP

DYY Financial Details
Ticker: DYY
---------------------------------
Last Update           17-Aug-2010
                      10:30 AM
---------------------------------
Price
---------------------------------
DYY Index Level*      448.92385
---------------------------------
Indicative Intra-day  7.11
Value**
---------------------------------
Last end of day       6.97723
Value***
---------------------------------
Last date for end     16-Aug-2010
of day Value
---------------------------------
Data Source: www.nyse.com (Data delayed 20 minutes)
---------------------------------
* Indicative intra-day and Index closing
** Indicative intra-day value of the DYY
*** Last end of day DYY RP

DDP Financial Details
Ticker: DDP
---------------------------------
Last Update           17-Aug-2010
                      10:30 AM
---------------------------------
Price
---------------------------------
DYY Index Level*      357.34809
---------------------------------
Indicative Intra-day  39.15
Value**
---------------------------------
Last end of day       39.45382
Value***
---------------------------------
Last date for end     16-Aug-2010
of day Value
---------------------------------
Data Source: www.nyse.com (Data delayed 20 minutes)
---------------------------------
* Indicative intra-day and Index closing
** Indicative intra-day value of the DDP
*** Last end of day DDP RP

DPU Financial Details
Ticker: DPU
---------------------------------
Last Update           17-Aug-2010
                      10:30 AM
---------------------------------
Price
---------------------------------
DPU Index Level*      448.92385
---------------------------------
Indicative Intra-day  14.97
Value**
---------------------------------
Last end of day       14.83262
Value***
---------------------------------
Last date for end     16-Aug-2010
of day Value
---------------------------------
Data Source: www.nyse.com (Data delayed 20 minutes)
---------------------------------
* Indicative intra-day and Index closing
** Indicative intra-day value of the DPU
*** Last end of day DPU RP

Contact Information

Short Index Weights

Any questions please call
1-877-369-4617

As Of: **16-Aug-2010**

Contract	Contract Expiry Date	Weight %
Aluminium	15-Dec-2010	13.76
Corn	14-Dec-2010	11.58
Gold	28-Dec-2010	11.64
Heating Oil	30-Sep-2010	18.53
Light Crude	21-Sep-2010	30.66
Wheat	14-Dec-2010	13.83

DB Commodity ETN and Index Data

DB Commodity ETN Symbols

Commodity Double Short	DEE
Commodity Double Long	DYY
Commodity Short	DDP
Commodity Long	DPU

Details

ETN price at initial listing	$25.00
Inception date	4/28/08
Maturity date	4/1/38
Yearly investor fee	0.75%
Listing exchange	NYSE Arca
Standard DB Commodity Index symbol	DBLCMACL
OY™ DB Commodity Index symbol	DBLCOYER

CUSIP symbols

Commodity Double Long	25154H475
Commodity Long	25154H459
Commodity Short	25154H467
Commodity Doubl Short	25154H483

Intraday Intrinsic Value Symbols

Commodity Double Short	DEEIV
Commodity Double Long	DYYIV
Commodity Short	DDPIV
Commodity Long	DPUIV

Risks[2]

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- Concentrated exposure to commodities

Benefits

- Leveraged and short notes
- Relatively Low Cost
- Intraday access
- Listed
- Transparent
- Tax treatment[3]

Issuer Details

[1]Index data is as of June 30, 2010. Index history is for illustrative purposes only and does not represent actual PowerShares DB Commodity ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index (DBLCI) is Jan. 12, 2004. The inception date of the Index's Optimum Yield version is May 24, 2006. Index history is based on a combination of the monthly returns from the relevant commodity index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Commodity ETNs, less the investor fee. Index history for the Long and Double Long ETNs is based on the Deutsche Bank Liquid Commodity Index — Optimum Yield™, and index history for the Short and Double Short Commodity ETNs is based on the standard version of the Deutsche Bank Liquid Commodity Index (collectively, the "Commodity Indexes"). The Commodity Indexes are intended to reflect changes in the market value of certain commodity futures contracts based on crude oil, heating oil, corn, wheat, gold and aluminum. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged and you cannot invest directly in an index. **PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.**

[2]**The PowerShares DB Commodity ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the PowerShares DB Commodity ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The PowerShares DB Commodity ETNs are riskier than ordinary unsecured debt securities and have no principal protection.** Risks of investing in the PowerShares DB Commodity ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Commodity ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Commodity ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Commodity ETNs is zero, your Investment will expire worthless.

The PowerShares DB Commodity Double Long ETN and PowerShares DB Commodity Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

The PowerShares DB Commodity ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of PowerShares DB Commodity ETNs that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Commodity ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Commodity ETNs are concentrated in commodity futures contracts. The market value of the PowerShares DB Commodity ETNs may be influenced by many unpredictable factors, including, among other things, volatile prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. **For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.**

Not FDIC Insured — No Bank Guarantee — May Lose Value

[3]Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent

Deutsche Bank AG, London Branch                    tax advisor.
Long-term Unsecured Obligations(2)

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov.
Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.

The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the PowerShares DB
ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment.
Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.

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